FOR IMMEDIATE RELEASE                            CONTACT:  Glenn Bozarth
October 15, 1996                                           Mattel, Inc.
                                                           (310) 252-3521



                       MATTEL REPORTS THIRD QUARTER
                 EARNINGS PER SHARE GROWTH OF 15 PERCENT,
                     ANNOUNCES EXPANDED STOCK BUY-BACK
                     ---------------------------------


LOS ANGELES, October 15 -- Mattel, Inc. today reported that earnings per share for the 1996 third quarter ended September 30 increased 15 percent to $.61, versus $.53 in the year-ago quarter, based on net income of $168 million, up from $151 million in 1995. Net sales for the quarter totaled $1.232 billion, up 5 percent from $1.176 billion in the 1995 third quarter.

     "Our momentum continues to build as we approach the prime holiday selling season," John W. Amerman, Mattel's chairman and chief executive officer, said. "Excellent retail demand for our products gives us confidence in our outlook for the full year."

     For the first nine months of 1996, earnings per share increased 10 percent to $.95, versus $.86 for the same period last year, as net income increased to $264 million from $246 million. Net sales totaled $2.595 billion, up 5 percent from $2.484 billion in 1995.



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     "Barbie, Hot Wheels and Cabbage Patch Kids are performing very well in the marketplace," Amerman said. With our strongest 1996 new product introductions now reaching retail shelves and our plans for aggressive advertising and promotion support, we are on track to achieve excellent fourth quarter performance."

     Amerman also said that Mattel's board of directors has expanded the company's 1996 share repurchase program to include authorization to buy back 10 million shares, versus a previous 8.75 million-share authorization.

     Mattel, Inc. is the worldwide leader in the design, manufacture and marketing of children's toys. With headquarters in El Segundo, California, Mattel has offices and facilities in 36 countries and sells its products in more than 140 nations throughout the world.




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
                                       MATTEL, INC. AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF INCOME

                                                           FOR THE                      FOR THE
                                                      THREE MONTHS ENDED           NINE MONTHS ENDED
                                                  -------------------------    -------------------------
                                                   Sept. 30,      Sept. 30,     Sept. 30,      Sept. 30,
(In thousands, except per share amounts)             1996           1995          1996           1995
----------------------------------------          ----------     ----------    ----------     ----------
Net Sales                                         $1,232,179     $1,176,484    $2,595,413     $2,483,528
  Cost of sales                                      592,909        593,535     1,291,812      1,274,865
                                                  ----------     ----------    ----------     ----------
Gross Profit                                         639,270        582,949     1,303,601      1,208,663

  Advertising and promotion expenses                 187,291        182,355       369,947        367,673
  Other selling and administrative expenses          173,542        159,359       471,085        432,775
  Other expense (income), net                          7,735         (9,025)       18,693        (13,169)
                                                  ----------     ----------    ----------     ----------
Operating Profit                                     270,702        250,260       443,876        421,384
  Interest expense                                    21,795         22,734        52,491         51,804
                                                  ----------     ----------    ----------     ----------
Income Before Income Taxes                           248,907        227,526       391,385        369,580
  Provision for income taxes                          80,900         76,200       127,200        123,800
                                                  ----------     ----------    ----------     ----------
Net Income                                        $  168,007     $  151,326    $  264,185     $  245,780
                                                  ==========     ==========    ==========     ==========

   Net Income Per Share (a)                       $     0.61     $     0.53    $     0.95     $     0.86
                                                  ==========     ==========    ==========     ==========

Average Number of Common and Common
  Equivalent Shares Outstanding                      276,939        281,904       279,395        280,964
                                                  ==========     ==========    ==========     ==========


                                 MATTEL, INC. AND SUBSIDIARIES
                             CONDENSED CONSOLIDATED BALANCE SHEETS


                                                   Sept. 30,       Sept. 30,      Dec. 31,
(In thousands)                                       1996            1995           1995
--------------                                    -----------    -----------    -----------
ASSETS
  Cash and marketable securities                  $    97,094    $   100,817    $   483,457
  Accounts receivable, net                          1,232,905      1,313,760        679,283
  Inventories                                         477,571        463,037        350,841
  Prepaid expenses and other current assets           205,039        201,380        177,238
                                                  -----------    -----------    -----------
    Total current assets                            2,012,609      2,078,994      1,690,819

  Property, plant and equipment, net                  562,552        486,576        499,314
  Other assets                                        511,173        496,914        505,376
                                                  -----------    -----------    -----------
    Total Assets                                  $ 3,086,334    $ 3,062,484    $ 2,695,509
                                                  ===========    ===========    ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
  Short-term borrowings                           $   318,104    $   243,390    $    15,520
  Current portion of long-term liabilities            105,216         31,939         33,215
  Accounts payable and accrued liabilities            640,874        703,921        660,763
  Income taxes payable                                191,510        229,752        138,183
                                                  -----------    -----------    -----------
    Total current liabilities                       1,255,704      1,209,002        847,681

  Long-term debt                                      155,150        263,262        260,868
  Medium-Term notes                                   220,000        220,000        220,000
  Other long-term liabilities                         105,635         86,890         91,791
  Shareholders' equity                              1,349,845      1,283,330      1,275,169
                                                  -----------    -----------    -----------
    Total Liabilities and Shareholders' Equity    $ 3,086,334    $ 3,062,484    $ 2,695,509
                                                  ===========    ===========    ===========

(a) Share and per share data for the quarter and nine months ended September 30, 1995 reflect the retroactive effect of a 5/4 stock split declared in February 1996.
